Exhibit 10.29

SILGAN PLASTICS SUPPLEMENTAL

SAVINGS AND PENSION PLAN

CONTRIBUTORY RETIREMENT PLAN

2000 Restatement

SILGAN PLASTICS SUPPLEMENTAL

SAVINGS AND PENSION PLAN

CONTRIBUTORY RETIREMENT PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1    Establishment and Structure.    The Silgan Plastics Supplemental Savings and Pension Plan is comprised of two components: the Contributory Retirement Plan and the Supplemental Pension Plan. Silgan Plastics Corporation hereby adopts the Contributory Retirement Plan component of the Silgan Plastics Supplemental Savings and Pension Plan in the form of this instrument, which sets forth the terms and conditions of the Contributory Retirement Plan. The terms and conditions of the Supplemental Pension Plan component of the Silgan Plastics Supplemental Savings and Pension Plan are set forth in a separate instrument.

1.2    Purpose.    This Contributory Retirement Plan is intended to provide benefits to employees whose participation in the qualified Silgan Plastics Corporation Compensation Investment Plan (the “CIP Plan”) is limited because of certain discrimination rules and limitations imposed by the Internal Revenue Code on qualified plans.

1.3    Type of Plan.    For federal income tax purposes, the Silgan Plastics Supplemental Savings and Pension Plan, including this Contributory Retirement Plan component, is intended to be a nonqualified unfunded deferred compensation plan. For purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) the Plan is intended to be a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly compensated employees.

1.4    Eligible Participants.    This Contributory Retirement Plan provides benefits to those individuals who are actively employed by Silgan Plastics Corporation and whose participation in the CIP Plan is limited because the Employee is a participant in the Silgan Plastics Corporation Management Incentive Plan.

1.5    Effective Date.    The Contributory Retirement Plan was established in April, 1995. The original Plan was amended by a First, Second and Third Amendment. This 2000 Restatement incorporates those changes into a single working document and makes conforming changes.

ARTICLE II

DEFINITIONS

2.1   (a)     Unless otherwise expressly defined by the terms or the context of this Contributory Retirement Plan, the terms used in this Contributory Retirement Plan shall have the same meanings as those terms in the CIP Plan.

(b)	“Accounting Date” is defined in Section 4.4.

(c)	“Benefit Amount” shall mean the amount payable to a Participant pursuant to this Contributory Retirement Plan, which is the amount credited to the account of a Participant from time to time in accordance with Article IV.

(d)	“Covered Compensation” shall mean Covered Compensation of the Participant as defined in the CIP Plan, but without regard to the Section 401(a)(17) limit ($170,000 for 2000).

(e)	“Eligible Employee” shall mean an Employee actively employed by Silgan Plastics Corporation whose participation in the CIP Plan is limited because the Employee is a participant in the Silgan Plastics Corporation Management Incentive Plan.

(f)	“Contributory Retirement Trust” shall mean the Contributory Retirement Trust, which is a component of the Silgan Plastics Supplemental Savings and Pension Trust, a Rabbi Trust that is disregarded for purposes of ERISA and is not treated as a separate taxpayer entity for federal income tax purposes.

(g)	“Plan Year” shall mean the calendar year.

ARTICLE III

PARTICIPATION

3.1    Participants.    An Employee who is or was an Eligible Employee shall be a Participant in this Contributory Retirement Plan for each Plan Year after the effective date of the Plan during which such Employee became an Eligible Employee and each subsequent Plan Year.

ARTICLE IV

RETIREMENT SAVINGS BENEFITS

4.1    Employee Contributions.    Each Participant may elect to contribute to this Contributory Retirement Plan for a Plan Year through payroll withholding an amount (expressed in whole percentages of Covered Compensation) up to 20% of Covered Compensation.

An election made pursuant to this Section must be in writing and in a form acceptable to the Plan Administrator. The election must be delivered to the Plan Administrator in writing before the beginning of the payroll period with respect to which a payroll withholding contribution is made. The Plan Administrator, in its discretion, may prescribe appropriate election rules and procedures.

4.2    Company Matching Contributions.    The Employer shall make a matching contribution for each Participant under this Contributory Retirement Plan of an amount equal to 50% the Participant’s Covered Compensation contributed by the Participant through payroll withholding in accordance with Section 4.1 at a rate not in excess of 10%. Participant contributions made in accordance with Section 4.1 at a rate in excess of 10% of Covered Compensation shall not be matched by the Employer.

4.3    Transfer of Funds.    The Employer shall transfer the Employee Contributions made in accordance with Section 4.1 in cash to the Contributory Retirement Trust as soon as administratively feasible after the amount is withheld from payroll, but no less frequently than quarterly; and the Employer shall transfer the Matching Contributions made in accordance with Section 4.2 on behalf of each Participant in cash to the Contributory Retirement Trust as soon as administratively feasible, but no less frequently than annually.

4.4    Participant’s Accounts.    A separate “Salary Reduction Account” and a separate “Matching Account” shall be established and maintained for each Participant. The Plan Administrator shall record the dollar amount of the salary reduction Employee Contribution of each Participant for each Plan Year to the Participant’s Salary Reduction Account; and the amount of Matching Contributions for each Participant for each Plan Year to the Participant’s Matching Account.

The amount allocated to the Accounts of Participants shall be adjusted no less frequently than annually by the Plan Administrator to reflect earnings, losses, distributions, investment transfers and any other transactions attributable to the investment in the Contributory Retirement Trust of the amounts allocated to the Accounts of each Participant. The Plan Administrator shall establish such accounting and recordkeeping rules and procedures as are reasonable in the circumstances (such as the nature of the Trust investments) as it in its discretion shall determine; provided that such rules and procedures shall be applied uniformly to Participants in similar circumstances. A date as of which the Accounts of Participants are so adjusted is referred to in this Plan as an “Accounting Date.”

The amount credited to the Accounts of a Participant from time to time as of the most recent Accounting Date shall constitute the Benefit Amount of the Participant at such time.

4.5    Vesting.    The amount credited from time to time to the Salary Reduction Account of a

Participant shall be fully vested and nonforfeitable. The amount credited from time to time to the Matching Account of a Participant shall be vested at the same rate as the Participant’s matching account is vested in the CIP Plan.

Payment to a Participant of the vested portion of his or her Benefit Amount shall constitute payment in full of the entire benefit or amount due the Participant under this Contributory Retirement Plan.

ARTICLE V

PAYMENT OF BENEFITS

5.1    Form of Payment.    The normal form of benefit of the Benefit Amount under this Contributory Retirement Plan shall be a single lump sum payment.

A Participant may elect to receive his or her Benefit Amount in annual installments not to exceed ten years. The amount of each installment payment shall be determined under the declining balance accounting method. For example, a five year installment payout would be paid as follows: 1/5 of the Benefit Amount in the first year; 1/4 of the remaining Benefit Amount in the second year; 1/3 of the remaining Benefit Amount in the third year; 1/2 of the remaining Benefit Amount in the fourth year; and the balance of the remaining Benefit Amount in the fifth year.

An election to take installment payments shall be made in writing, in a form prescribed by the Plan Administrator, not later than six months before payment is to commence in accordance with Section 5.2 of this Contributory Retirement Plan. Such an election shall be irrevocable.

5.2    Time of Payment.    Payment(s) of the Benefit Amount of a Participant normally shall commence as soon as administratively feasible after Termination of Employment of the Participant.

A Participant may elect to defer receipt of a lump sum payment, or to defer commencement of installment payments, until the first, second, third, fourth or fifth January after his of her Termination of Employment, or until the Participant attains sixty-five years of age; provided that, the installment payment period can never extend more than ten years following Termination of Employment. For example, the installment payout period of a Participant who elected to defer the commencement of installment payments for four years could not exceed six years. Payments due in a particular January shall be made as soon as administratively feasible in the calendar year that includes that January.

An election to defer the payment of benefits shall be made in writing, in a form prescribed by the Plan Administrator, not later than six months before payment would normally commence in accordance with this Section. Such an election shall be irrevocable.

5.3    Death Benefits.    Each Participant entitled to a Benefit Amount under this Contributory Retirement Plan shall be entitled to a death benefit equal to the entire Benefit Amount of the Participant, whether or not vested. Such benefit shall be payable to the Beneficiary of the Participant in a single lump sum as soon as administratively feasible after the death of the Participant.

Each Participant may designate a Beneficiary or Beneficiaries (contingently, consecutively, or successively) of a death benefit and, from time to time, may change his or her designated Beneficiary. A Beneficiary may be a trust. A beneficiary designation shall be made in writing in a form prescribed by the Plan Administrator and delivered to the Plan Administrator while the Participant is alive. If there is no designated Beneficiary surviving at the death of a Participant, payment of any death benefit of the Participant shall be made to the persons and in the proportions which any death benefit under the CIP Plan is or would be payable.

ARTICLE VI

LOANS TO PARTICIPANTS

6.1    Availability of Loans.    A Participant may apply in writing to the Plan Administrator to borrow from Silgan Plastics Corporation funds held in the Trust Fund and credited to his or her Account. If the application is approved, the Plan Administrator shall direct the Trustee to make the loan in a lump-sum cash payment to the Participant. Loans shall be granted in the discretion of the Plan Administrator in accordance with rules and procedures established by the Plan Administrator.

6.2    Amount of Loan.    A loan made in accordance with this Article may not exceed the limit established by the Plan Administrator. For example, the Plan Administrator may limit the amount of loans so that loan repayments in level periodic amounts through payroll withholding do not exceed a designated percentage of take home pay.

The minimum amount of any loan shall be $1,000.

6.3    Administrative Expenses.    The Participant may be charged an administrative fee to cover the cost of processing the loan application.

6.4    Note and Interest Rate.    Each loan shall be evidenced by a promissory note executed by the Participant and delivered to the Plan Administrator. Each loan shall bear a reasonable rate of interest as determined by the Plan Administrator. The Plan Administrator’s determination of the interest rate shall be based on empirical evidence of interest rates charged on similar loans by commercial lending institutions.

6.5    Repayment.    Repayment shall normally be accomplished through regular payroll deductions. Participants shall execute all necessary documents to effectuate such withholding and may not rescind such withholding as long as there is an outstanding loan balance.

In the event that a Participant with an outstanding loan is placed on layoff or is on authorized leave of absence for any reason, or is absent from work due to any disability, the Participant shall be required to make monthly installment payments equal to the normal monthly installment payments that would have been made through payroll withholdings.

6.6    Default on Loan.    If a Participant fails to make any repayment during a plan quarter or if a Participant has not repaid a loan in full at the time of the Participant’s Termination of Employment, the Participant’s loan shall be in default. Upon default, the Plan Administrator shall take whatever collection steps are reasonable under the circumstances and may establish collection procedures in writing. Default on a loan shall in no event accelerate the time of payment of benefits due a Participant under this Plan.

6.7    Treatment of Notes.    The benefit under the Plan of a Participant with an outstanding loan shall consist of the amount credited to the Accounts of the Participant net of the outstanding balance, including principal and interest, due on the note; plus the outstanding balance due on the note.

ARTICLE VII

SOURCES OF PAYMENTS

Benefits payable under this Contributory Retirement Plan shall be paid by the Employer out of its general assets (except as provided below with respect to the Contributory Retirement Trust). Obligations to pay benefits due Participants under this Contributory Retirement Plan shall be the primary obligation of the Employer. A Participant shall not have any rights with respect to payment of benefits from the Employer under this Contributory Retirement Plan other than the unsecured right to receive payments from the Employer. The Benefit Amount, as described in Section 4.4, defines the amount payable by the Employer to a Participant under this Contributory Retirement Plan.

Except for the obligation to contribute amounts to the Contributory Retirement Trust, an Employer shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligation under this Contributory Retirement Plan. Any benefit payable in accordance with the terms of this Contributory Retirement Plan shall not be represented by a note or any evidence of indebtedness other than the promises contained in this Contributory Retirement Plan and the right to receive payments from the Contributory Retirement Trust.

The Contributory Retirement Trust, and any other trust established by an Employer to assist the Employer in meeting its obligations under this Plan, shall conform in substance to the terms of the model trust described in Revenue Procedure 92-64 with respect to the claim of Participants to assets of the Employer and such trust. Payment from the Contributory Retirement Trust of amounts due under the terms of this Contributory Retirement Plan shall satisfy the obligation of the Employer to make such payment out of its general assets. In no event shall any Participant be entitled to receive payment of an amount from the general assets of an Employer that the Participant received from the Contributory Retirement Trust.

ARTICLE VIII

PLAN ADMINISTRATOR

8.1    Plan Administrator.    This Contributory Retirement Plan shall be administered by a person or committee appointed by Silgan Plastics Corporation as Plan Administrator. The Plan

Administrator so appointed shall have all of the authority, rights and duties to administer this Contributory Retirement Plan as is assigned to the Plan Administrator of the CIP Plan. The Plan Administrator may adopt such rules as it may deem necessary, desirable and appropriate to administer this Contributory Retirement Plan. Except as provided in the Contributory Retirement Trust in the event of a Change in Control, the decisions of the Plan Administrator, including but not limited to interpretations and determinations of amounts due under this Contributory Retirement Plan, shall be final and binding on all parties.

8.2    Standard of Conduct.    The Plan Administrator shall perform its duties as the Plan Administrator and in its sole discretion shall determine what is appropriate in light of the reason and purpose for which this Contributory Retirement Plan is established and maintained. Except as provided in the Contributory Retirement Trust in the event of a Change in Control, the interpretation of all plan provisions and the determination of whether a Participant or Beneficiary is entitled to any benefit pursuant to the terms of this Contributory Retirement Plan, shall be exercised by the Plan Administrator.

ARTICLE IX

NONALIENATION OF BENEFITS

Except as may be required by the federal income tax withholding provisions of the Code or by the laws of any State, the interests of Participants and their Beneficiaries under this Contributory Retirement Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by a Participant or his Beneficiary to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. The Employer may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated or encumbered.

ARTICLE X

AMENDMENT AND TERMINATION

Silgan Plastics Corporation reserves the right to amend, alter or discontinue this Contributory Retirement Plan at any time; provided that, no such amendment may reduce the entitlement of a Participant to payment of the Benefit Amount of the Participant determined as of the time of such amendment. Such action may be taken by the Board of Directors of Silgan Plastics Corporation, the Vice President, Administration and Human Resources, or any other officer of Silgan Plastics Corporation who has been duly authorized by its Board of Directors to perform acts of such kind.

ARTICLE XI

GENERAL PROVISIONS

11.1    Plan Not a Contract of Employment.    This Contributory Retirement Plan does not

constitute a contract of employment, and participation in this Contributory Retirement Plan will not give any Participant the right to be retained in the employment of any of the Employer. The right of a Participant to payment of a Benefit Amount pursuant to this Contributory Retirement Plan is intended as a supplemental component of the overall employment agreement between the Employer and the Participant.

11.2    Successors.    The provisions of this Contributory Retirement Plan shall be binding upon the Employer and its successors and assigns and upon every Participant and his heirs, beneficiaries, estates and legal representatives.

11.3    Official Actions.    Any action required to be taken by the Board of Directors of Silgan Plastics Corporation pursuant to this Contributory Retirement Plan may be performed by any person or persons, including a committee, to which the Board of Directors of Silgan Plastics Corporation delegates the authority to take actions of that kind. Whenever under the terms of this Contributory Retirement Plan an entity corporation is permitted or required to take some action. Such action may be taken by an officer of the corporation who has been duly authorized by the Board of Directors of such corporation to take actions of that kind.

11.4    Controlling State Law.    To the extent not superseded by the laws of the United States, the laws of the State of Missouri shall be controlling in all matters relating to this Contributory Retirement Plan.

11.5    Severability.    In case any provision of this Contributory Retirement Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Contributory Retirement Plan, and this Contributory Retirement Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

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11.6    Withholding.    The Employer shall withhold from amounts due under this Contributory Retirement Plan, the amount necessary to enable the Employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax withholding provisions of the Code, by an applicable state’s income tax, or by an applicable city, county or municipality’s earnings or income tax act. The Employer shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any FICA taxes which may be required with respect to amounts accrued by a Participant hereunder, as determined by the Employer.

IN WITNESS WHEREOF, the undersigned hereby certifies that Silgan Plastics Corporation has adopted this Restatement.

SILGAN PLASTICS CORPORATION

By:	/s/ Howard H. Cole
Vice President, Human Resources and Administration

Date:	12/17/2001